Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 28, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the 5.75% senior notes due 2018 described in Note 26, which is as of November 12, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cash America International, Inc.’s Current Report on Form 8-K dated November 12, 2013. We also consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 28, 2013, relating to the financial statement schedule, which appears in Cash America International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

PricewaterhouseCoopers LLP

Fort Worth, Texas

December 23, 2013